CONSENT OF ERNEST BURGA

I, Ernest Burga, hereby consent to:

(i) the use of my name and information derived from the Technical Report titled "Updated Feasibility Study and Mineral Reserve Estimation to Support 40,000 tpa Lithium Carbonate Production at the Cauchari-Olaroz Salars, Jujuy Province, Argentina", dated September 30, 2020 (the "Technical Report");

(ii) the references to my involvement in the review and approval of the technical and scientific information contained in the Annual Information Form for the year ended December 31, 2023 (the "AIF"), and Management's Discussion & Analysis for the year ended December 31, 2023, which was filed by Lithium Americas (Argentina) Corp. (the "Company") as part of the Company's Annual Report on Form 40-F, other than that derived from the Technical Report and the technical report entitled "NI 43-101 Technical Report: Lithium Resource Update Pastos Grandes Project, Salta Province, Argentina" with an effective date of April 30, 2023 within the AIF (the "Annual Technical Information");

(iii) the references to my involvement in the preparation and review of the scientific and technical information contained in the Management's Discussion & Analysis for the three months ended March 31, 2024 filed with the United States Securities and Exchange Commission under cover of Form 6-K on May 14, 2024 (the "Q1 Technical Information"); and

(iv) the references to my involvement in the preparation and review of the scientific and technical information contained in the Management's Discussion & Analysis for the three and six months ended June 30, 2024 filed with the United States Securities and Exchange Commission under cover of Form 6-K on August 14, 2024 (the "Q2 Technical Information, and together with the Technical Report, the Annual Technical Information and Q1 Technical Information, the "Technical Information").

I also hereby consent to the Technical Information being incorporated by reference into the Form S-8 Registration Statement of the Company being filed with the United States Securities and Exchange Commission, and any amendments thereto.

/s/Ernest Burga
Ernest Burga
September 16, 2024